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Exhibit 99.1

FOR RELEASE, MAY 7, 2003

Press contact:
Alyson Dutch/ BROWN & DUTCH PUBLIC RELATIONS
310.456.7151/ Virtual press kit at: www.bdpr.com

MRS. FIELDS FAMOUS BRANDS, INC. ANNOUNCES THE APPOINTMENT OF STEPHEN RUSSO AS NEW PRESIDENT AND CHIEF EXECUTIVE OFFICER
LARRY HODGES ANNOUNCES HIS RESIGNATION

        Salt Lake City, UT, (May 7, 2003)—Mrs. Fields Famous Brands, Inc. today announced the appointment of Stephen Russo as President and Chief Executive Officer, and his election to the Board of Directors, to succeed Larry Hodges who has resigned, effective May 15, 2003. Mr. Russo joins the company from Allied Domecq QSR, where he was Retail Brands Operations Officer, with operations responsibility for over 10,700 units and total system-wide sales of 4.2 billion dollars.

        Mr. Russo has more than 35 years of retail experience, including roles as President of Mister Donuts of America and Senior Vice President of Development and Operations for Dunkin' Donuts, Baskin Robbins, and Togo's restaurants.

        "Steve brings tremendous experience and a great track record of success in retail operations," said Mrs. Fields Famous Brands' Board Chair, Herbert S. Winokur, Jr. "We are thrilled to have his leadership to take Mrs. Fields Famous Brands to the next level of growth and profitability."

        "I'm excited at the opportunity to work with this management team and these franchisees to lead a great collection of brands," said Mr. Russo. "There is significant room for growth given the quality of the products and their strong brand recognition."

        Mr. Hodges started with the Mrs. Fields organization in 1994 and is widely credited with the turnaround of the brand. During his tenure, Hodges assembled a world-class group of brands, including Mrs. Fields Cookies, Great American Cookies, Pretzel Time, Pretzelmaker, and the company's largest acquisition, TCBY, in June 2000.

        Mr. Winokur praised Hodges for his tenure. "Larry has been a guiding force in developing the company and has been a pioneer in the area of retail co-branding." At the onset of Mr. Hodges' tenure with the company, Mrs. Fields consisted of approximately 400 company-owned stores. Today the company is predominantly franchised, with over 3,000 locations worldwide, and operates highly successful brand licensing and mail order/internet businesses.

About Mrs. Fields

        Based in Salt Lake City, Utah, Mrs. Fields Famous Brands, Inc. currently owns or franchises more than 3000 retail food outlets. The brands include Mrs. Fields Cookies, Great American Cookies, The Original Cookie Company, TCBY Yogurt, Pretzel Time, Pretzelmaker, Hot Sam Pretzels. For more information, please visit the company's web site at www.mrsfields.com.

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MRS. FIELDS FAMOUS BRANDS, INC. ANNOUNCES THE APPOINTMENT OF STEPHEN RUSSO AS NEW PRESIDENT AND CHIEF EXECUTIVE OFFICER LARRY HODGES ANNOUNCES HIS RESIGNATION